Exhibit 99.1

NewPage Announces Third Quarter 2010 Financial Results

MIAMISBURG, Ohio, Nov. 4, 2010 /PRNewswire/ -- NewPage Corporation (NewPage) today announced its results of operations for the third quarter of 2010.  Net sales were $943 million in the third quarter of 2010 compared to $791 million in the third quarter of 2009, an increase of $152 million, or 19 percent.  The increase in net sales resulted primarily from higher sales volumes.  Net sales in the third quarter of 2009 were affected by decreased advertising spending and magazine and catalog circulation that was largely attributable to general economic factors and inventory reductions by customers. "We expect our business for the remainder of the year to be generally consistent with trends at the end of the third quarter of 2010," said George F. Martin, president and chief executive officer for NewPage.  "We also expect to see continued price realization in the fourth quarter from our previous price announcements."

Net loss attributable to NewPage was $(67) million in the third quarter of 2010 compared to $(138) million in the third quarter of 2009. The improvement was primarily a result of higher sales volumes and lower interest expense partially offset by lower other income recognized for alternative fuel mixture tax credits. Interest expense in the third quarter of 2010 was $93 million compared to $194 million in the third quarter of 2009, primarily as a result of a charge of $133 million on the refinancing of debt and related transactions in the third quarter of 2009, offset by higher interest rates on outstanding debt in 2010.

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization as further adjusted as shown in the attached reconciliation) was $106 million in the third quarter of 2010 compared to $140 million in the third quarter of 2009.

"In the third quarter of 2010, our total sales volume increased 16 percent compared to the third quarter of last year.  Demand increased relative to last year and we started to realize the benefit of our previously announced price increases, plus we are seeing results from our cost reduction initiatives," added Martin.  As a result of higher demand and lower industry production capacity, NewPage did not take any market-related downtime in the third quarter of 2010 compared to 101,000 tons in the third quarter of 2009.

The following schedule details key performance and cost metrics for the third quarter:

	Third Quarter
	2010	2009
Core paper sales volume – 000s tons	939	769
Price per ton of core paper	$875	$886
Total volume – 000s tons	1,122	966
Market-related downtime - 000s tons	—	101
Gross margin %	6.2%	0.8%
SG&A expense - % of net sales	4.4%	5.9%

"NewPage ended the third quarter of 2010 with liquidity of $125 million, consisting of $8 million of cash and cash equivalents and $117 million available for borrowing under the revolving credit facility," said David J. Prystash, senior vice president and chief financial officer for NewPage.

On November 3, 2010, NewPage completed the sale of certain assets of the NewPage Port Hawkesbury mill in Nova Scotia, Canada to Nova Scotia Power Inc. for creation of a 60-megawatt biomass co-generation facility for approximately CDN $80 million. "The proceeds from the asset sale of the Port Hawkesbury biomass project will enhance year-end liquidity," added Prystash.

On November 1, 2010, Great Lakes Utilities and Consolidated Water Power Company, a subsidiary of NewPage, signed an Asset Sale Agreement for five CWPCo hydroelectric projects located along the Wisconsin River in DuBay, Stevens Point, Whiting, Biron and Wisconsin Rapids, Wisconsin.  This transaction is subject to various regulatory approvals and is not expected to close in 2010.

Gross margin for the third quarter of 2010 was 6.2 percent compared to 0.8 percent in the third quarter of 2009, primarily as a result of higher sales volumes and the effects of not taking market-related downtime in 2010.

On October 22, 2010, in the trade case initiated by NewPage, together with two other U.S. coated paper producers and the United Steelworkers Union, the International Trade Commission found that imports of coated paper from China and Indonesia pose a threat of material injury to U.S. producers and workers. That finding was based on a unanimous vote by the bipartisan commission, and clears the way for the Commerce Department to impose duties on the covered products.

"We are pleased with the International Trade Commission's finding on injury," added Martin. "The determination underscores the effects of unfair competition on the U.S. industry, where government subsidies and dumping have suppressed prices and forced mill closures.  As we have said throughout this process, we are willing to compete with anyone in the world as long as we have a level playing field."

Conference Call

The NewPage Third Quarter 2010 Conference Call and Webcast is scheduled for today, November 4, 2010, at 11 a.m. Eastern time.  The live conference call and presentation slides may be accessed on the NewPage Web site at www.NewPageCorp.com.  Click on the link to the Conference Call and Webcast and follow the instructions to access the webcast in listen and view mode.  Please go to the Web site at least one hour prior to the call to register, download and install any necessary audio software.  The call will be available live and stored on the Web site for five weeks.

Analysts and investors may access the call by dialing (866) 244-4629 (toll-free domestic) or (703) 639-1176 (international), conference ID 1413361.  A replay of the call can be accessed via telephone (888) 266-2081 (toll-free domestic) or (703) 925-2533 (international), access code 1413361.  The replay will be available starting at 2 p.m. (ET) on November 4, 2010, and will remain available until midnight (ET) on December 9, 2010.

About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $3.1 billion in net sales for the year ended December 31, 2009.  The company's product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers.  These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada.  These mills have a total annual production capacity of approximately 4.4 million tons of paper, including approximately 3.2 million tons of coated paper, approximately 1.0 million tons of uncoated paper and approximately 200,000 tons of specialty paper.

Forward-looking Statements

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words "believe," "anticipate," "expect," "estimate," "intend," "project," "plan," "will likely continue," "will likely result," or words or phrases with similar meaning.  Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, among others, our substantial level of indebtedness; changes in the supply of, demand for, or prices of our products; general economic and business conditions in the United States and Canada and elsewhere; the ability of our customers to continue as a going concern, including our ability to collect accounts receivable according to customary business terms; the activities of competitors, including those that may be engaged in unfair trade practices; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; changes in the regulatory environment, including requirements for enhanced environmental compliance; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission.  The company does not intend, and undertakes no obligation, to update any forward-looking statements.

NewPage Corporation
Consolidated Statements of Operations (unaudited)
Third Quarter Ended September 30, 2010 and 2009
(in millions)

	2010	2009
Net sales	$943	$791

Cost of sales	886	785
Selling, general and administrative expenses	41	47
Interest expense	93	194
Other (income) expense, net	(10)	(93)
Income (loss) before income taxes	(67)	(142)
Income tax (benefit)	—	(5)
Net income (loss)	(67)	(137)
Net income (loss)—noncontrolling interests	—	1
Net income (loss) attributable to NewPage	$(67)	$(138)

NewPage Corporation
Consolidated Statements of Operations (unaudited)
Three Quarters Ended September 30, 2010 and 2009
(in millions)

	2010	2009
Net sales	$2,650	$2,249

Cost of sales	2,648	2,261
Selling, general and administrative expenses	148	142
Interest expense	282	328
Other (income) expense, net	(13)	(218)
Income (loss) before income taxes	(415)	(264)
Income tax (benefit)	1	(15)
Net income (loss)	(416)	(249)
Net income (loss)—noncontrolling interests	—	4
Net income (loss) attributable to NewPage	$(416)	$(253)

NewPage Corporation
Condensed Consolidated Balance Sheets (unaudited)
September 30, 2010 and December 31, 2009
(in millions)

	2010	2009
ASSETS
Cash and cash equivalents	$8	$5
Accounts receivable, net	313	296
Inventories	532	602
Other current assets	30	23
Total current assets	883	926

Property, plant and equipment, net	2,798	2,965
Other assets	113	114
TOTAL ASSETS	$3,794	$4,005

LIABILITIES AND EQUITY (DEFICIT)
Accounts payable	$201	$230
Other current liabilities	307	238
Total current liabilities	508	468

Long-term debt	3,179	3,030
Other long-term obligations	492	493
Commitments and contingencies

EQUITY (DEFICIT)
Common stock, 100 shares authorized, issued and outstanding, $0.01 per share par value	—	—
Additional paid-in capital	812	791
Accumulated deficit	(938)	(522)
Accumulated other comprehensive loss	(259)	(255)
Total equity (deficit)	(385)	14
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$3,794	$4,005

NewPage Corporation
Condensed Consolidated Statements of Cash Flows (unaudited)
Three Quarters Ended September 30, 2010 and 2009
(in millions)

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(416)	$(249)
Adjustments to reconcile net income (loss) to
net cash provided by (used for) operating activities:
Depreciation and amortization	203	208
Non-cash interest expense	34	68
Loss on extinguishment of debt	—	72
(Gain) loss on disposal and impairment of assets	9	5
Deferred income taxes	—	(17)
Non-cash U.S. pension expense	26	37
Equity award expense	21	7
Changes in operating assets and liabilities	32	(144)
Net cash provided by (used for) operating activities	(91)	(13)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(49)	(45)
Proceeds from sales of assets	12	22
Other investing activities	(2)	—
Net cash provided by (used for) investing activities	(39)	(23)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	67	1,598
Payment of financing costs	(4)	(54)
Loans to parent companies	(1)	(3)
Repayments of long-term debt	—	(1,584)
Borrowings on revolving credit facility	735	907
Payments on revolving credit facility	(667)	(823)
Net cash provided by (used for) financing activities	130	41

Effect of exchange rate changes on cash and cash equivalents	3	3
Net increase (decrease) in cash and cash equivalents	3	8
Cash and cash equivalents at beginning of period	5	3
Cash and cash equivalents at end of period	$8	$11

NewPage Corporation
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA (unaudited)
Third Quarter and Three Quarters Ended September 30, 2010 and 2009
(in millions)

	Third Quarter Ended September 30,		Three Quarters Ended September 30,
	2010	2009	2010	2009

Net income (loss) attributable to NewPage	$(67)	$(138)	$(416)	$(253)
Plus:
Interest expense	93	194	282	328
Income tax (benefit)	—	(5)	1	(15)
Depreciation and amortization	68	69	203	208
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$94	$120	$70	$268

Plus:
Equity awards	2	1	21	7
(Gain) loss on disposal and impairment of assets	1	1	9	5
Non-cash U.S. pension expense	9	12	26	37
Integration and related severance costs	1	3	5	24
Other	(1)	3	—	3
Adjusted EBITDA	$106	$140	$131	$344

EBITDA and Adjusted EBITDA are not measures of our performance under accounting principles generally accepted in the United States ("GAAP"), are not intended to represent net income (loss) attributable to NewPage, and should not be used as an alternative to net income (loss) attributable to NewPage as an indicator of performance. EBITDA and Adjusted EBITDA are shown because they are a primary component of certain covenants under our revolving credit facility and are a basis upon which our management assesses performance. In addition, our management believes EBITDA and Adjusted EBITDA are useful to investors because they and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. The use of EBITDA and Adjusted EBITDA instead of net income (loss) attributable to NewPage has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP.

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CONTACT:  Amber Garwood, NewPage Corporation, +1-937-242-9093